Ms. Deborah Gentry
March 11, 1998
Page 1


                                                                  EXHIBIT 10.17

                              [TeleTech Letterhead]

                                 March 11, 1998

Ms. Deborah Gentry
42 Arbor Creek Drive
Pittsford, NY  14534

Dear Deborah:

It is with pleasure that we extend you this offer of employment as Senior Vice President of Global Human Resources with TeleTech Services Corporation ("TeleTech") in our Denver executive headquarters. You will report to Ken Tuchman and/or to TeleTech's President. Upon acceptance of this offer, you will become an integral part of a selected team of professionals who thrive upon and demand excellence. Great care has been taken to select what we believe is the "best of the best" to complement a total team effort dedicated to TeleTech's mission.

Your base salary will be $185,000. You will receive a guaranteed annual bonus of 30% of your base upon completion of your first year. Following your first year, you will have a bonus opportunity of 30% of your base, to be awarded based upon satisfactory achievement of MBO goals mutually agreed upon from year to year. You will have an opportunity for input and participation in this process. You will start with TeleTech no later than April 1, 1998, or such other date as you and I may mutually agree (your "Start Date").

You will receive vacation accrued each pay period initially to a maximum of 3 weeks per year, and after the third anniversary of your Start Date, 4 weeks per year. You will be eligible for TeleTech's medical and dental insurance plans on the first of the month following a mandatory 90-day waiting period after the Start Date. TeleTech will reimburse any COBRA payments that you may have during that period. You will be eligible for TeleTech's 401(k) plan during the enrollment period which follows your first 6 months of service.

On the first anniversary of your Start Date, and each of the following anniversaries of your Start Date, you will be eligible under the Stock Plan (the "Plan") for TeleTech's non-qualified incentive stock options exercisable for up to 100,000 shares at $9.50 per share

Ms. Deborah Gentry
March 11, 1998
Page 2

under the Plan, which will cliff-vest (i.e., vest on each anniversary with no accrual for any partial year) as follows:

                           year 1 - -                20% of options
                           year 2 - -                20% (cumulative 40%)
                           year 3 - -                20% (cumulative 60%)
                           year 4 - -                20% (cumulative 80%)
                           year 5 - -                20% (cumulative 100%)

Your option agreement will also provide that vesting of your awarded options will accelerate forward two years upon a chance of control of TeleTech Holdings, Inc. ("THI"), meaning that (1) Ken Tuchman owns or controls beneficially less than 20% of THI common stock, and (2) within 6 months after such change, your title, responsibilities, or compensation are materially diminished. TeleTech is presently considering creating an Executive Stock Plan (the "Executive Plan"), to award additional options to key employees, and you will be eligible to participate in the Executive Plan when it is set up. Except as stated above for a change for control, all vesting will be contingent upon continued employment.

You will also be eligible to participate in the Employee Stock Purchase Plan ("ESPP") in accordance with its terms. Under the ESPP, participating employees may elect to withhold up to 10% of their compensation (to a maximum of $15,000) in any calendar year. TeleTech then periodically sells to each participating employee as many shares of stock as can be purchased with that employee's total withholdings during that period. The price for the stock under the ESPP is the lower of 90% of the fair market value of the stock on either the first business day or the last business day of any offering period, subject to the discretion of the Compensation Committee and the terms of the ESPP.

TeleTech will reimburse you for reasonable and necessary expenses up to $85,000, incurred by your within 1 year after your signing of this letter, upon submission of satisfactory documentation. "Relocation expenses" shall mean temporary living expenses (which shall cease upon your purchase or long-term rental of a home in Denver), travel expenses in accordance with TeleTech's travel policy, all costs associated with the buying and selling of Gentry properties and leases (including buying down mortgage points) and moving expenses.

Your employment with TeleTech will be formalized in standard agreements, required for all our executives, which will incorporate the terms of this letter. Your employment agreement will further provide for payment to you of $92,500 in the event in any termination without cause. Your TeleTech agreements will also provide for non-competition, non-disclosure, protection of trade secrets and confidentiality, and mandatory and binding arbitration.

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Ms. Deborah Gentry
March 11, 1998
Page 3

We are extremely excited at the prospect of your joining our executive team. If you have any questions, please contact me.


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Ms. Deborah Gentry
March 11, 1998
Page 4

Please execute two copies of this Agreement, returning an original to me and retaining one for your files.

Sincerely,

/s/ Kenneth D. Tuchman
----------------------
Kenneth D. Tuchman
President and CEO

I agree to the terms and conditions of this offer of employment and will begin working for TeleTech Holdings, Inc. no later than April 1, 1998.

Signed:    /s/ Deborah Gentry
          --------------------------------------
           Deborah Gentry

Date:      3/11/98
          --------------------------






This offer is extended and is dependent upon reference checking, presenting of appropriate documentation to measurement Immigration and Naturalization requirements and upon receipt of a signed Non-Disclosure/Non-Compete Agreement upon your arrival; a valid drivers license or ID card and Social Security card, birth certificates, or unexpired INS Employment Authorization, or a valid U.S. Passport or Certificate of Naturalization.